11. Statement re computation of per share earnings

                                                             Year ended            Year ended              Year ended
                                                            September 30,         September 30,           September 30,
                                                                 1995                1994(1)                 1993(1)
 Primary EPS calculation:
 ------------------------
 Shares outstanding at beginning of period                     7,104,876             7,067,890             7,051,586
 Net issuance of shares under stock award
   plans, weighted average                                        22,768                19,764                 9,252
 Net issuance of shares under stock
   purchase plan, weighted average                                30,038                    --                    --
                                                               ---------             ---------             ---------
 Weighted average shares outstanding                           7,157,682             7,087,654             7,060,838
                                                               ---------             ---------             ---------
 Assumed exercise of stock options,
   weighed average of incremental shares                         281,602                    --                    --
 Assumed purchase of stock under stock
   purchase plan, weighed average                                 36,854                    --                    --
                                                               ---------             ---------             ---------
 Average shares and common share
   equivalents - primary EPS calculation                       7,476,138             7,087,654             7,060,838
                                                               =========             =========             =========

 Net income per share                                             $  .66                  $.13                $  .68
                                                                  ======                  ====                ======
 Net income (in thousands)                                        $4,914                  $907                $4,784
                                                                  ======                  ====                ======

 Fully diluted EPS calculation:
 ------------------------------
 Weighted average shares outstanding                           7,157,682             7,087,654             7,060,838
 Assumed exercise of stock options,
   weighed average of incremental shares                         508,496                    --                    --
 Assumed purchase of stock under stock
   purchase plan, weighed average                                 53,598                    --                    --
                                                               ---------             ---------             ---------
 Average shares and common share
   equivalents - primary EPS calculation                       7,719,776             7,087,654             7,060,838
                                                               =========             =========             =========

 Net income per share                                             $  .64                  $.13                $  .68
                                                                  ======                  ====                ======

 Net income (in thousands)                                        $4,914                  $907                $4,784
                                                                  ======                  ====                ======

(1) The impact of common stock equivalents in 1994 and 1993 was negligible.